Exhibit 10.18
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT is dated as of January ___, 2004 by and between HealthCare Services, Inc., a Delaware corporation (the “Company”), and Mary Tolan (the “Executive”).
WITNESSETH:
     WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein.
     NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:
     1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company commencing on November 3, 2003, subject to the terms and conditions provided for herein (the “Commencement Date”). The period beginning November 3, 2003 until the date upon which the Executive is no longer employed by the Company, in accordance with the terms of this Agreement, shall be referred to herein as the “Term”.
     2. At-Will Employment. Unless otherwise expressly agreed to by the Executive and the Company in writing, the Executive’s employment by the Company shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by either party “at will”, for any reason or for no reason, but shall in all other respects be subject to the terms and conditions of this Agreement.
     3. Duties. The Executive shall be employed as the Chief Executive Officer of the Company subject to the supervision and direction of the Board of Directors of the Company. Executive shall be responsible for the operation of the Company’s business and shall faithfully and competently perform such duties and shall also perform and discharge such other executive employment duties and responsibilities consistent with this position as Chief Executive Officer and as the Board of Directors of the Company may from time to time reasonably prescribe. The Executive shall perform her duties at such places and times as the Board of Directors of the Company may reasonably from time to time prescribe, such duties to be initially performed from the Company’s headquarters which shall be located in Chicago, Illinois, or elsewhere. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote her full time during normal business hours throughout the Employment Period to the services required of her hereunder. The Executive shall render her business services exclusively to the Company during the Term and shall use her best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of this position.
     4. Base Salary, Bonus, Withholding and Restricted Stock.
          (a) Base Salary. As compensation for the performance by the Executive of the services to be performed by the Executive hereunder during the Term, the Company shall pay the Executive a base salary at the annual rate of four hundred thousand dollars ($400,000) (said annual amount, together with any increases thereto as may be determined from time to time by the Board of Directors of the Company in its sole discretion, being hereinafter referred to as “Base Salary”). Any Base Salary payable hereunder shall be paid in regular intervals (but in no event less frequently than monthly) in accordance with the Company’s payroll practices from time to time in effect.
          (b) Performance Bonus. In addition to the Restricted Stock to be granted to the Executive as described below, the Executive shall be entitled to a one-time only cash performance bonus in the amount of two hundred thousand dollars ($200,000) in the event, as determined in the discretion of the Board of Directors, the Executive procures a quality customer consistent with the Board of Directors’ approved business plan. The performance bonus shall be paid upon execution of the contract by customer.
          (c) Withholding, Etc. The payment of any Base Salary, performance bonus or any other cash bonus hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s Executive benefit plans.
          (d) Grant of Restricted Stock. Promptly following the date hereof, the Company shall grant to the Executive 3,000,000 shares of the Company’s Class B Common Stock, $.01 par value per share (the “Restricted Stock”), pursuant to the terms and conditions of the Restricted Stock Plan of Healthcare Services, Inc. (the “Plan”) and a Healthcare Services, Inc. Restricted Stock Award Agreement by and between the Executive and the Company attached hereto as Exhibit A (the “Award Agreement”). The Restricted Stock shall vest in equal installments of 1/48 on a monthly basis beginning as of the Commencement Date and ending on the fourth anniversary thereof. Until so vested (or until the occurrence of an event of forfeiture as set forth in the Plan and Award Agreement), the Executive shall nevertheless have the right to own for all purposes such Restricted Stock in such manner as if such vesting had already occurred and to possess and enjoy all beneficial ownership rights in same, including, without limitation, the right to vote the Restricted Stock and the right to receive all dividends and other distributions paid or made with respect to the Restricted Stock. The Restricted Stock shall be subject to dilution in the same manner as all other shares of capital stock. Executive agrees and acknowledges that, notwithstanding her right to vote the Restricted Stock, she may only vote those shares of Restricted Stock which equal 18% of the then issued and outstanding shares of stock on record at the time of the vote.
     Notwithstanding the foregoing agreement to grant the Executive the Restricted Stock, it is expressly understood and agreed that the Company does not now, nor hereafter shall have, any obligation to continue the Executive in its employ whether or not on a full-time basis, after the end of the Term. In the event that the Executive is terminated “for Cause” as that term is defined below, Executive agrees to i) execute a limited stock power transferring all rights to vote the Restricted Stock to a person designated by Company in its sole discretion and ii) execute a consent to the conversion of the Restricted Stock from Class B Common Stock to Class C Common Stock, if the Company requests such a consent.

     5. Benefits. During the Term, the Executive shall:
          (a) be eligible to participate in Executive fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive Executives in accordance with the provisions of any such plan, as the same may be in effect from time to time;
          (b) be eligible to participate in any medical and health plans or other Executive welfare benefit plans that may be provided by the Company for its senior executive Executives in accordance with the provisions of any such plan, as the same may be in effect from time to time;
          (c) be entitled to four (4) weeks of paid vacations taken at such times in coordination with the needs of the Company as determined by its Board of Directors during each twelve month period of the Term;
          (d) be entitled to sick leave, sick pay and disability benefits in accordance with the Company policy that may be applicable to senior executive Executives from time to time; and
          (e) be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Executive in the performance of her duties hereunder in accordance with the Company’s policies applicable thereto.
     6. Unauthorized Disclosure. The Executive hereby covenants, agrees and acknowledge as follows:
          (a) The Executive has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and its subsidiaries (collectively, the “Companies”), including but not limited to (i) business plans, operating plans, marketing plans, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, patents, devices, software programs, reports, correspondence, tangible property and specifications owned by or used in the businesses of one or more of the Companies, (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, distribution, delivery or merchandising plans or ideas, and potential new business locations, and (iii) other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the “Confidential Information”; provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Executive) or (y) that the Executive receives on a nonconfidential basis from a source (other than the Company, its affiliates or representatives) that is not known by her to be bound by an obligation of secrecy or confidentiality to the Companies or any of them.
          (b) The Executive hereby assigns to the Company, in consideration of her employment, all Confidential Information developed by or otherwise in the possession of the Executive at any time during the Term, whether or not made or conceived during working hours, alone or with others, which relates, directly or indirectly, to businesses or proposed businesses of any of the Companies, and the Executive agrees that all such Confidential Information shall be the exclusive property of the Companies. Upon request of the Board of Directors of the Company, the Executive shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information in the Companies or to obtain for the Companies legal protection for such Confidential Information.
          (c) The Executive shall not disclose, use or make known for her or another’s benefit any Confidential Information or use such Confidential Information in any way except in the best interests of the Companies in the performance of the Executive’s duties under this Agreement. The Executive may disclose Confidential Information when required by applicable law or judicial process, but only after notice to the Company of the Executive’s intention to do so and opportunity for the Company to challenge or limit the scope of the disclosure.
          (d) The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.
          (e) The Executive agrees that upon termination of her employment by the Company for any reason, the Executive shall forthwith return to the Company all Confidential Information, documents, correspondence, notebooks, reports, computer programs and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Companies in any way developed or obtained by the Executive during the period of her employment with the Company.
          (f) Executive agrees, while Executive is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to her in any field in which the Company is engaged or proposes to be engaged, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.
          (g) The obligations of the Executive under this Section 6 shall survive the termination of the Term and the termination of this Agreement and shall terminate two (2) years after the termination of the Term.
          (h) Without limiting the generality of Section 11 hereof, the Executive hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Executive’s heirs, successors and legal representatives.
     7. Termination. (a) The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
               (i) Death. The death of the Executive;

               (ii) Disability. The Disability (as defined below) of the Executive, as determined by the Board of Directors;
     For purposes of this Agreement, the term “Disability” shall mean that if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from her duties with the Company on a full-time basis for three (3) consecutive months or an aggregate of 120 days in any twenty-four month period, and within thirty (30) days after written notice of termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.
               (iii) Termination For Cause. Termination of the Executive’s employment hereunder by the Company at any time “for cause” (as defined below), such termination to take effect immediately upon written notice from the Company to the Executive;
     The following actions, failures and events by or affecting the Executive shall, in the reasonable opinion of the Board of Directors, constitute “cause” for termination within the meaning of clause (iii) above: (1) material breach by Executive of any material provision of this Agreement which has not been cured by Executive within thirty (30) days after receipt by Executive of written notice from the Company of such breach; (2) gross negligence or willful misconduct of Executive in connection with the performance of her duties under this Agreement, or Executive’s willful refusal to perform any of her material duties or responsibilities required pursuant to this Employment Agreement which has not been cured by Executive within thirty (30) days after receipt by Executive of written notice from the Company of such conduct and/or refusal; (3) Executive’s misappropriation for personal use of assets or business opportunities of the Company; (4) Executive’s embezzlement of the Company’s funds or property, or fraud on the part of Executive’s; (5) Executive’s conviction of, or plea of no contest to, a felony or any other crime which in the Board of Directors’ sole opinion renders the Executive unfit to serve the Company as contemplated herein; or (6) a knowing misrepresentation of a material fact made by the Executive to the Company’s Board of Directors, with the intention of misleading the Board.
               (iv) Termination Without Cause. Termination of the Executive’s employment hereunder by the Company at any time, other than (x) termination by reason of Disability as contemplated by clause (ii) above or (y) termination by the Company “for cause” as contemplated by clause (iii) above; and
               (v) Termination by Executive. At any time during the Term, Executive may terminate her employment hereunder for Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (A) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; (B) any removal, during the Term, from Executive of her title of Chief Executive Officer; (C) an involuntary reduction in Executive’s Base Salary except for across-the-board reductions similarly affecting all or substantially all of the Company’s employees; (D) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; or (E) the involuntary relocation of the Company’s offices at which Executive is principally employed or the involuntary relocation of the offices of Executive’s primary workgroup to a location more than fifty (50) miles from such offices, or the requirement by the Company that Executive be based anywhere other than the Company’s offices at such location on an extended basis, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations. “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason event; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than ninety (90) days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and Company; and (iv) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner reasonably acceptable to Executive. If the Company cures the Good Reason event in a manner reasonably acceptable to Executive during the ninety (90) day period, Good Reason shall be deemed not to have occurred.
          (b) In the event that the Executive’s employment is terminated pursuant to clause (i), (ii), (iv) or (v) of Section 7(a) above, the Company shall pay to the Executive (or her personal representative, as the case may be), as severance pay or liquidated damages or both, the amount of Base Salary that the Executive would have otherwise been entitled to receive had the Executive’s employment not been so terminated, for a period of twelve months immediately following such termination (the “Severance”). The Company shall pay the Severance in accordance with its payroll practices from time to time in effect. In addition, in the event that the Executive’s employment is terminated pursuant to clause (i), (ii), (iv) or (v) of Section 7(a) above, each stock-based grant and award, including the Restricted Stock, held by Executive shall continue to vest, as if Executive’s employment had not ceased, until the earlier of (x) twelve (12) months following the end of the Term or (y) the end of the vesting period. Notwithstanding anything to the contrary herein, any payments required to be made pursuant to this Section 7(b) shall be subject to signing by the Executive of a general mutual release of claims in a form and manner satisfactory to the Company. Notwithstanding the foregoing, if, following the end of the Term, the Executive breaches any of the provisions contained in this Agreement, including Sections 6 and 9, all payments of Severance and any vesting of stock-based grants shall immediately cease.
          (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 7(b) above, the Company (and its affiliates) shall not be obligated to make any payments to the Executive or on her behalf of whatever kind or nature by reason of the Executive’s cessation of employment (including, without limitation, by reason of termination of the Executive’s employment by the Company for “cause” pursuant to Section 7(a)(iii)), other than (i) such amounts, if any, of her Base Salary and bonus as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Executive from the Company’s benefits plans or reimbursement policies.
          (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.
          (e) In the event the Executive’s employment is terminated pursuant to clause (ii), (iv) or (v) of Section 7(a) above, the Executive shall be obligated to pursue new employment and, upon reemployment, to offset amounts earned against any amounts due under this Agreement as provided in this Section 7(e). The Executive shall, immediately upon securing any new full-time or part-time employment, provide notice to the Company of the employer, the starting date, and the base salary and any other guaranteed compensation to which the Executive is entitled pursuant thereto. The Company shall be permitted, at any time after the Executive’s notice (or at any time after the Company first becomes aware by any other means of such new employment of the Executive), to reduce the Severance not yet paid to the Executive by the aggregate amount of compensation (salary, bonus payments of any kind, and all other benefits (such as car allowance) which can be reduced to a monetary value) to be earned by the Executive during the same intervals pursuant to any other employment.
          (f) Upon the termination of the Executive’s employment hereunder for any reason whatsoever, the Executive shall be entitled to the continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. §1161 et seq. (commonly known as COBRA) at her sole cost and expense.
     8. Non-Assignability. (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or her beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 8(a) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon her death or incapacity.
          (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
     9. Restrictive Covenants. (a) Competition. During the Term and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, the Executive will not directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which is competitive to the Business of the Company (as defined below) anywhere in the United States of America; provided, however, that the provisions of this Section 9(a) shall not be deemed to prohibit the Executive’s ownership of not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held company, or ownership, whether through direct or indirect stock holdings or otherwise, of not more than five percent (5%) of any other business. The term “Business of the Company” shall mean any business with an activity that is competitive with that engaged in by the Company at the time at issue. The Executive shall not at any time, directly or indirectly, use or purport to authorize any person to use any name, mark, logo or other identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company.
          (b) Non-Solicitation. During the Term and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, the Executive will not directly or indirectly recruit, solicit, induce or otherwise cause any other employee, employees, consultant and/or consultants of the Company to leave their employment with the Company or any person that was an employee or consultant of the Company at any time during the two years preceding the date at issue in order to accept employment of any kind with any other person, firm, partnership, corporation or other entity, including the Executive or any entity with which she is affiliated.
          (c) Non-Interference. During the Term and for a period of twelve (12) months thereafter, regardless of the reason for termination of employment, the Executive will not directly or indirectly call upon, accept business from or solicit the trade, business or patronage of any of the customers or known prospective customers of the Company or of anyone who has heretofore traded and dealt with the Company, regardless of the location of such customers or prospective customers of the Company, with respect to the Confidential Information or Business of the Company, or otherwise divert or attempt to divert any business from the Company.
          (d) Certain Definitions. For purposes of this Section 9, a person or entity (including, without limitation, the Executive) shall be deemed to be a direct competitor of the Company or any of its affiliates, or a person or entity (including, without limitation, the Executive) shall be deemed to be engaging in competition with the Company or any of its affiliates, if such person or entity in any way conducts, operates, carries out or engages in (i) the business of providing services targeted at improving back-office services for health care providers, or (ii) such other business or businesses as the Company conducts or reasonably anticipates conducting, as of the date hereof or during the Term, in each case in any state in which such business or businesses are conducted or are reasonably contemplated, whether or not overt steps have been taken to so implement such contemplated business.
          (e) Certain Representations of the Executive. In connection with the foregoing provisions of this Section 9, the Executive represents that her experience, capabilities and circumstances are such that such provisions will not prevent her from earning a livelihood. The Executive further agrees that the limitations set forth in this Section 9 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its affiliates. It is understood and agreed that the covenants made by the Executive in this Section 9 (and in Section 6 hereof) shall survive the termination of this Agreement. Should any court of competent jurisdiction deem the restrictions set forth herein unenforceable by reason of time or territorial limitation the parties consent to be bound by the maximum limitation determined by such tribunal.
          (f) Injunctive Relief. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Section 9 hereof would be inadequate and, therefore, agrees that the Company and any of its affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.
     10. Change in Control. The provisions of this Section 10 set forth certain terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to her assigned duties and her objectivity during the pendency and after the occurrence of any such event. These provisions shall terminate and be of no further force or effect beginning twelve (12) months after the occurrence of a Change of Control.
          (a) Change in Control.
               (i) Notwithstanding anything to the contrary in any applicable stock-based award agreement, upon a Change in Control, 50% of all unvested stock-based awards, including the Restricted Stock, granted to Executive by the Company shall immediately accelerate and vest and become exercisable or non-forfeitable as of the effective date of such Change in Control. Executive shall also be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the Executive stock incentive plan or any agreement or other instrument attendant thereto pursuant to which such awards were granted; and
               (ii) If a termination of employment pursuant to Section 7(a)(iv) and 7(a)(v) occurs within twelve (12) months after the occurrence of the first event constituting a Change of Control, provided that such first event occurs during the Term, the remaining 50% of all unvested stock-based awards referred to in clause (i) above, as of the effective date of such Change in Control, granted to Executive by the Company shall immediately accelerate and vest and become exercisable or non-forfeitable.
          (b) Definitions. For purposes of this Section 10, the following terms shall have the following meanings:
“Change in Control” shall mean any of the following:
               (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of either (A) the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board or (B) the then outstanding shares of the Company’s common stock, par value $0.01 per share (other than as a result of an acquisition of securities directly from the Company); or
               (ii) the stockholders of the Company shall approve (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) any plan or proposal for the liquidation or dissolution of the Company.
     Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing clause (b) if in the event of a recapitalization, consolidation or merger (including reverse mergers) of the Company, (i) persons who, as of the Commencement Date, constitute the Company’s Board of Directors (the “Incumbent Directors”) constitute at least a majority of the Board of Directors following such recapitalization, consolidation or merger, provided that any person becoming a director of the Company subsequent to the Commencement Date shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by a vote of at least a majority of the Incumbent Directors and (ii) the Executive remains as the Chief Executive Officer of the Company and a member of its Board of Directors following such recapitalization, consolidation or merger.
     11. Binding Effect. Without limiting or diminishing the effect of Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.
     12. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company’s principal place of business, and if to the Executive, at her home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.
     13. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     14. Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 hereof is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule or law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.
     15. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
     16. Entire Agreement; Modifications. This Agreement constitute the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This agreement may be modified or amended only by an instrument in writing signed by both parties hereto.
     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     18. Non-Disparagement and Cooperation. During and throughout the Term and for a period of one year after termination of Executive’s employment, Executive and Company, and its officers and directors, agree not to make or cause to be made, directly or indirectly, any statement to any person criticizing or disparaging the Company or any of its stockholders, directors, officers or Executives or commenting unfavorably or falsely on the character, business judgment, business practices or business reputation of the Company or any of its stockholders, directors, officers or Executives. During and after the Term, Executive agrees that Executive will cooperate fully with the Company in arranging for an orderly and professional transition of her responsibilities. During and after the Term, Executive and Company, and its officers and directors, further agree that they will present the circumstances relating to Executive’s separation from Company in a light that will not reflect unfavorably on the either the Company or the Executive.
     19. Third-Party Agreements and Rights. Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
     20. Litigation and Regulatory Cooperation. During and after the Term, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Term, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from her Base Salary) for requested litigation and regulatory cooperation that occurs after her termination of employment, and reimburse Executive for all costs and expenses incurred in connection with her performance under this Paragraph 20, including, but not limited to, reasonable attorneys’ fees and costs.
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     IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

HEALTHCARE SERVICES, INC.
By:	/s/ J. Michael Cline
Name:
Title:

/s/ Mary Tolan
Mary Tolan

Exhibit A
RESTRICTED STOCK AWARD AGREEMENT

September 24, 2009
Mary Tolan
Accretive Health, Inc.
401 North Michigan Avenue, Suite 2700
Chicago, IL 60611
Dear Mary:
     You and Accretive Health, Inc. (formerly known as HealthCare Services, Inc.) (the “Company”), are parties to an employment agreement dated January      , 2004 that sets forth certain terms of your employment with the Company (the “Employment Agreement”). We have agreed to the amendments to the Employment Agreement set forth below:
1. The following sentence shall be added to the end of Section 5(a) of the Employment Agreement:
     Any such reimbursements shall be subject to the terms and conditions set forth on Exhibit B, Section 3.
2. Section 7(b) of the Employment Agreement shall be replaced in its entirety with the following (with the new language in bold):
     (b) In the event that the Executive’s employment is terminated pursuant to clause (i), (ii), (iv), or (v) of Section 7(a) above, the Company shall pay to the Executive (or her personal representative, as the case may be), as severance pay or liquidated damages or both, the amount of Base Salary that the Executive would have otherwise been entitled to receive had the Executive’s employment not been so terminated, for a period of twelve months immediately following such termination (the “Severance”). The Company shall pay the Severance in accordance with its payroll practices from time to time in effect and such payments shall commence on the 30th day following the Executive’s termination of employment (the “Payment Commencement Date”). In addition, in the event that the Executive’s employment is terminated pursuant to clause (i), (ii), (iv) or (v) of Section 7(a) above, each stock-based grant and award, including the Restricted Stock, held by Executive shall continue to vest, as if Executive’s employment had not ceased, until the earlier of (x) twelve (12) months following the end of the Term or (y) the end of the vesting period. Notwithstanding anything to the contrary herein, any payments required to be made pursuant to this Section 7(b) shall be subject to signing by the Executive of a general mutual release of claims in a form and manner satisfactory to the Company (the “Release”) on or before the Payment Commencement Date and any applicable revocation period with respect to such Release expiring on or before the Payment Commencement Date. Notwithstanding the foregoing, if, following the end of the Term, the Executive breaches any of the provisions contained in this Agreement, including Sections 6 and 9, all payments of Severance and any vesting of stock-based grants shall immediately cease. The Severance shall be subject to the terms and conditions set forth on Exhibit B.

3. A new Exhibit B, as attached hereto, shall be added to the Employment Agreement.
     Except as specifically provided herein, all other terms of the Employment Agreement, shall remain in full force and effect. If the terms of this amendment are acceptable to you, please sign and return the copy of this amendment enclosed for that purpose no later than September 25, 2009.

Sincerely,

Accretive Health, Inc.

By:	/s/ Gregory Kazarian

Title:	Senior Vice President and General Counsel

     The foregoing correctly sets forth the terms of my continued employment with the Company. I am not relying on any representations other than as set out in the Employment Agreement and the amendment thereto set forth above. I have been given a reasonable amount of time to consider this amendment and to consult an attorney and/or advisor of my choosing. I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/s/ Mary Tolan	Date: September , 2009
Mary Tolan

Exhibit B
Payments Subject to Section 409A
1. Subject to this Exhibit B, payments or benefits under Section 7(b) of the Employment Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under Section 7(b) of the Employment Agreement, as applicable:
(a) It is intended that each installment of the payments and benefits provided under Section 7(b) of the Employment Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(b) If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 7(b) of the Employment Agreement.
(c) If, as of the date of Executive’s “separation from service” from the Company, Executive is a “specified employee” (within the meaning of Section 409A), then:
(i) Each installment of the payments and benefits due under Section 7(b) of the Employment Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
(ii) Each installment of the payments and benefits due under Section 7(b) of the Employment Agreement that is not described in this Exhibit B, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the separation from service occurs.
2. The determination of whether and when Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit B, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
3. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
4. The Company makes no representation or warranty and shall have no liability to Executive or to any other person if any of the provisions of the Employment Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.